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                                                                     Exhibit 3.3

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                    HOMEBASE ACQUISITION TEXAS HOLDINGS CORP.

      It is hereby certified that:

      1. The present name of the corporation (hereinafter called the "CORPORATION") is Homebase Acquisition Texas Holdings Corp., which is the name under which the Corporation was originally incorporated; the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is January 29, 2004.

      2. The provisions of the Certificate of Incorporation of the Corporation as herein amended are hereby restated and integrated into a single instrument which is set forth as Exhibit A hereto and which is entitled the "Restated Certificate of Incorporation of Consolidated Communications Texas Holdings, Inc."

      3. The Restated Certificate of Incorporation herein certified has been duly adopted and proposed by the Corporation's Board of Directors and by the Corporation's sole stockholder in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

      4. The Certificate of Incorporation of the Corporation as amended and restated herein shall, at the effective time of this Restated Certificate of Incorporation, be read in its entirety as set forth in Exhibit A annexed hereto and is hereby incorporated herein by this reference.

April 1, 2004

                                  /s/ Robert J. Currey
                                  ---------------------------------------------
                                  Name:  Robert J. Currey
                                  Title: President & Chief Executive Officer

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                                    EXHIBIT A

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.

      FIRST: The name of the corporation is Consolidated Communications Texas Holdings, Inc. (the "CORPORATION").

      SECOND: The address of its registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

      THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock and the par value of each of such shares is $0.01.

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH: The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the bylaws.

      SEVENTH: The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

      EIGHTH: Meetings of stockholders (including the annual meeting of stockholders) may be held within or without the State of Delaware and may be held and conducted in any manner (including, without limitation, by telephonic meeting or by written consent in lieu of a meeting) provided for in the bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

      NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the

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Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

      TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

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